As filed with the Securities and Exchange Commission on May 15, 2012

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANADARKO PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	76-0146568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Lake Robbins Drive The Woodlands, Texas 77380-1046 (Address of principal executive offices, including zip code)

Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan

(Full title of the plan)

Robert K. Reeves

Senior Vice President, General Counsel

and Chief Administrative Officer

Anadarko Petroleum Corporation

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

(832) 636-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.10 par value per share	30,000,000 shares	$69.45	$2,083,500,000	$238,769.10

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Anadarko Petroleum Corporation’s (the “Company’s” or the “Registrant’s”) common stock, $0.10 par value per share (“Common Stock”), that become issuable under the Company’s 2012 Omnibus Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on a price of $69.45 per share, which is the average of the high and low sales prices of shares of Common Stock on the New York Stock Exchange on May 10, 2012.

INTRODUCTION

  Anadarko Petroleum Corporation (the “Registrant” or the “Company”) will send or give to all participants in the 2012 Omnibus Incentive Compensation Plan (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has not filed such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

  The documents containing the information specified in Part I of Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

  Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the SEC and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

  (a)        The Company’s Annual Report on Form 10-K, filed with the SEC on February 21, 2012, for the fiscal year ended December 31, 2011;

  (b)        The Company’s Quarterly Report on Form 10-Q, filed with the SEC on April 30, 2012, for the quarter ended March 31, 2012;

  (c)        The Company’s Current Reports on Form 8-K, filed with the SEC on February 21, 2012, February 29, 2012, March 9, 2012 and May 15, 2012 (with respect to all Items other than Items 2.02 and 7.01, which are not incorporated herein by reference);

  (d)        All other reports filed by the Company with the SEC since December 31, 2011, pursuant to Section 13(a) or 15(d) of the Exchange Act;

  (e)        The description of the Company’s Common Stock, par value $0.10 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on September 4, 1986 (File No. 1-8968).

  Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

  Not applicable.

Item 6.  Indemnification of Directors and Officers.

  The Company’s By-Laws provide that it must indemnify to the fullest extent permitted by applicable law any person made, or threatened to be made, a party in any action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of the Company’s directors or officers or while a director or officer, at the Company’s request, is or was serving as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service to employee benefit plans against all liability and loss suffered and expenses (including attorneys’ fees reasonably incurred by such person). However, under the Company’s By-Laws, except for proceedings to enforce the right to indemnification, the Company is not required to indemnify anyone in connection with any proceeding initiated by such person unless it was authorized by the Company’s board of directors. The Company may, in its discretion, indemnify any person who was or is made or threatened to be made a party to a proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the Company’s request as an employee or agent of another corporation, or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such employee or agent.

  Pursuant to Section 145 of the Delaware General Corporation Law (detailed below), the Company generally has the power to indemnify the Company’s current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the Company’s best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to actions in such person’s official capacity and as to action in another capacity while holding such office. The Company also has the power to purchase and maintain insurance for such directors and officers.

  The Company has also entered into individual indemnification agreements with each of the Company’s directors and certain executive officers. These agreements indemnify such directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the Company.

Delaware General Corporation Law

  Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

  Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.

  Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

  Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

  Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.

  Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

  Section 145(k) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 7.  Exemption from Registration Claimed.

  Not applicable.

Item 8.  Exhibits.

  Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the SEC, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Anadarko Petroleum Corporation, dated May 21, 2009 (incorporated by reference to Exhibit 3.3 to Form 8-K filed on May 22, 2009, File No. 1-8968)

4.2	By-Laws of Anadarko Petroleum Corporation, amended and restated as of May 15, 2012 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on May 15, 2012, File No. 1-8968)

4.3	2012 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed on May 15, 2012, File No. 1-8968)

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

23.1*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.2*	Consent of KPMG LLP

23.3*	Consent of Miller and Lents, Ltd.

24.1*	Power of Attorney (included on the signature pages of this Registration Statement)

*filed herewith

Item 9.  Undertakings.

  (a)         The undersigned Registrant hereby undertakes:

    1.         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

  2.         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on May 15, 2012.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Robert G. Gwin
Robert G. Gwin
Senior Vice President, Finance
and Chief Financial Officer

Each person whose signature appears below appoints R. A. Walker and Robert G. Gwin, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ R. A. Walker R. A. Walker	President, Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2012

/s/ Robert G. Gwin Robert G. Gwin	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	May 15, 2012

/s/ M. Cathy Douglas M. Cathy Douglas	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 15, 2012

/s/ James T. Hackett James T. Hackett	Executive Chairman of the Board	May 15, 2012

/s/ Kevin P. Chilton Kevin P. Chilton	Director	May 15, 2012

/s/ Luke R. Corbett Luke R. Corbett	Director	May 15, 2012

/s/ H. Paulett Eberhart H. Paulett Eberhart	Director	May 15, 2012

/s/ Peter J. Fluor Peter J. Fluor	Director	May 15, 2012

/s/ Richard L. George Richard L. George	Director	May 15, 2012

/s/ Preston M. Geren III Preston M. Geren III	Director	May 15, 2012

/s/ Charles W. Goodyear Charles W. Goodyear	Director	May 15, 2012

/s/ John R. Gordon John R. Gordon	Director	May 15, 2012

/s/ Eric D. Mullins Eric D. Mullins	Director	May 15, 2012

/s/ Paula Rosput Reynolds Paula Rosput Reynolds	Director	May 15, 2012

EXHIBITS INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Anadarko Petroleum Corporation, dated May 21, 2009 (incorporated by reference to Exhibit 3.3 to Form 8-K filed on May 22, 2009, File No. 1-8968)

4.2	By-Laws of Anadarko Petroleum Corporation, amended and restated as of May 15, 2012 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on May 15, 2012, File No. 1-8968)

4.3	2012 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed on May 15, 2012, File No. 1-8968)

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

23.1*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.2*	Consent of KPMG LLP

23.3*	Consent of Miller and Lents, Ltd.

24.1*	Power of Attorney (included on the signature pages of this Registration Statement)

*filed herewith